As filed with the Securities and Exchange Commission on February 12, 1999

                                                      Registration No. 333-70195

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                             CHENIERE ENERGY, INC.
             (Exact Name of Registrant as specified in its charter)

          Delaware                                        95-4352386
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

                         1200 Smith Street, Suite 1740
                           Houston, Texas  77002-4313
                                 (713) 659-1361
                            (Address, including zip
              code, and telephone number, including area code, of
                   registrant's principal executive offices)

                               Walter L. Williams
                     President and Chief Executive Officer
                             Cheniere Energy, Inc.
                         1200 Smith Street, Suite 1740
                           Houston, Texas  77002-4312
                                 (713) 659-1361
                         (Name, address, including zip
                code, and telephone number, including area code,
                             of agent for service)

                                   Copies to:
                              John B. Clutterbuck
                     Mayor, Day, Caldwell & Keeton, L.L.P.
                           700 Louisiana, Suite 1900
                           Houston, Texas  77002-2778
                                 (713) 225-7000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

The information in this Prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Prospectus                                                 Subject to Completion
----------                                                     February __, 1999

                             CHENIERE ENERGY, INC.

                        5,663,917 SHARES OF COMMON STOCK

          This Prospectus relates to the offer and sale of up to 5,663,917 shares of common stock of Cheniere Energy, Inc. Of these shares, 2,701,417 are held by certain of our stockholders and the other 2,962,500 are issuable upon the exercise of warrants held by certain of our warrantholders. One or more of the selling stockholders may offer to sell these shares from time to time. We will not receive any proceeds of these sales, but if any of the warrants are exercised, we will receive payment for the exercise price of the warrants.

          Our common stock is traded on The Nasdaq SmallCap Market under the symbol "CHEX." The last reported sales price of the common stock on The Nasdaq SmallCap Market on February 9, 1998 was $1.44 per share.

                     --------------------------------------

             SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR INFORMATION
              THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                     --------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                    ----------------------------------------



                The date of this Prospectus is February __, 1999

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any of these documents at the public reference rooms maintained by the Securities and Exchange Commission at 450 Fifth Street, NW, Washington, D.C. 20549, and at the following regional offices of the Securities and Exchange
Commission: New York Regional Office, Seven World Trade Center, New York, New York 10048, and Central Regional Office, 1801 California Street, Suite 4800, Denver, Colorado 80202. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public from commercial documents retrieval services and at the Internet website maintained by the Securities and Exchange Commission at http://www.sec.gov.

     Our common stock is quoted on The Nasdaq SmallCap Market. You may also read our reports, proxy and information statements and other information at The Nasdaq Stock Market at 1735 K Street, NW, Washington, D.C. 20006.

          This Prospectus is part of the Registration Statement that we filed with the Securities and Exchange Commission to register the shares of common stock referred to above. This Prospectus does not contain important information that you can find in our Registration Statement and in the annual, quarterly and special reports, proxy statements and other documents that we file with the Securities and Exchange Commission.

     The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose in this Prospectus important information to you by referring you to those documents. The information below is incorporated in this Prospectus by reference and is an important part of this Prospectus, except where any of the information has been modified or superceded by the information in this Prospectus or in information incorporated by reference in this Prospectus. Also, certain information that we file after the date of this Prospectus with the Securities and Exchange Commission will automatically be incorporated in this Prospectus and update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities offered by this Prospectus are sold:

     -    Our Proxy Statement dated October 10, 1997;

     - Our Transition Report on Form 10-K for the transition period from September 1, 1997 to December 31, 1997

     - Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998;

     - Our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1998; and

     - Our Current Report on Form 8-K dated December 9, 1998 (filed December 14, 1998).

     We will provide, without charge, a copy of the documents incorporated by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). You may obtain documents incorporated by reference in this Prospectus by requesting them in writing or by telephone from:

          Cheniere Energy, Inc.
          1200 Smith Street, Suite 1740
          Houston, Texas  77002-4312
          Attn: Don A. Turkleson, Chief Financial Officer
          (713) 659-1361

     You should rely only on the information provided or incorporated by reference in this Prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of the shares in any state where the offer is not permitted. You should not assume that the information in this Prospectus, in any Prospectus Supplement or in any document incorporated by reference herein is accurate as of any date other than the date on the front of those documents.

                              CAUTIONARY STATEMENT
                      REGARDING FORWARD LOOKING STATEMENTS

     The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us or on our behalf. We and our representatives may from time to time make written or verbal forward-looking statements, including statements contained in this report and other filings with the Securities and Exchange Commission and in reports to our stockholders.

     All statements, other than statements of historical facts, included in this Prospectus that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. These statements include, among others:

     -  statements regarding our business strategy, plans and objectives;

     - statements expressing beliefs and expectations regarding our ability to successfully raise the additional capital necessary to meet our obligations under our current exploration agreements;

     - statements expressing beliefs and expectations regarding our ability to secure the leases necessary to facilitate anticipated drilling activities;

     - statements expressing beliefs and expectations regarding our ability to attract additional working interest owners to participate in the exploration and development of our exploration areas; and

     -  statements about non-historical Year 2000 information.

     These forward-looking statements are, and will be, based on management's then current views and assumptions regarding future events.

     Actual results could differ materially from estimates and other forward-looking statements. Important factors that could affect us and cause materially different results are discussed under the heading "Risk Factors" below.


                                  THE COMPANY

     Cheniere Energy, Inc. is a Houston-based company formed for the purpose of oil and gas exploration and, if warranted, development and exploitation. We commenced our oil and gas activities in April of 1996.

     It is important for you to know that we have not yet established any oil and gas production, and we do not currently have any proven oil and gas reserves. We are currently a development stage enterprise with no operating revenues to date.

     Our common stock has been publicly traded since July 3, 1996 under the name Cheniere Energy, Inc. Our principal executive offices are located at 1200 Smith Street, Suite 1740, Houston, Texas 77002, and our telephone number is (713) 659-1361.


The Louisiana Joint Exploration Program

     We are involved with one major project: a 3-D seismic joint exploration project in southern Louisiana. The 3-D seismic survey covers 228 square miles within a 310 square-mile area running three to five miles north and generally eight miles south of the coastline in the most westerly portion of Cameron Parish, Louisiana. Acquisition of the seismic data in the field was completed in July 1997, and area-wide processing was completed in December 1997. Leasing activities were begun in March 1998, and further interpretation of the seismic data continues. Drilling of prospects identified within the area of the Louisiana joint exploration project began in February 1999.

     The Louisiana joint exploration program is governed by an Exploration Agreement between Cheniere Energy Operating Co., Inc. (our wholly owned subsidiary) and Zydeco Exploration, Inc. (an operating subsidiary of Zydeco Energy, Inc.).


Arbitration Proceedings

     We have received the binding award of an independent panel of arbitrators reviewing a dispute related to certain rights and obligations pursuant to the Exploration Agreement. We have discussed the rulings of the panel in our Current Report on Form 8-K dated December 9, 1998 that is "incorporated by reference" as discussed under the heading "Where You Can Find More Information" above.

                                  RISK FACTORS

We Have a Limited Operating History

     We have a limited operating history with respect to our oil and gas exploration activities, which were commenced through the Louisiana joint exploration program in April 1996 by Cheniere Energy Operating Co., Inc. This company became our wholly-owned subsidiary on July 3, 1996 following a reorganization with Bexy Communications, Inc. From inception (February 21,
1996) to September 30, 1998, we incurred a net loss of $3,334,105. For the nine-month period ended September 30, 1998, we incurred a net loss of $1,147,429. We continued to incur losses during the remainder of 1998 and may continue to incur losses in 1999, depending on whether we generate sufficient revenue from producing reserves acquired either through acquisitions or drilling activities.


We Have Limited Assets and No Proved Reserves or Current Production

     We have not yet established oil and gas production. In addition, we have not yet established any "proved reserves," which means that we have not yet identified any oil and gas reserves that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Currently, our primary asset is our interest in the Louisiana joint exploration program. Because almost all of our assets are represented by the investment to date in the Louisiana joint exploration program, and we anticipate investing additional amounts in the program, we are highly dependent on the success of the Louisiana joint exploration program.


We May Not Be Able to Obtain Sufficient Additional Financing

     We presently have no operating revenues. As of September 30, 1998, we had only $233,841 of current assets. Despite our low level of current assets, we may need additional capital for a number of purposes, including the following:

     - Additional capital will be required to pay for our share of costs relating to the development of prospects we may wish to pursue, to exercise lease options, to acquire additional oil and gas leases and to drill wells on potential prospects. The total amount of our capital needs will be determined in part by the number of prospects generated within the Louisiana joint exploration program and by the working interest that we retain in those prospects.

     - We may need funds for the repayment of a portion of the $4.0 million (plus interest) in short-term senior notes payable that were outstanding as of September 30, 1998. We have received commitments from the holders of $2,025,020 of short-term senior term notes payable to exchange their notes for 2,812,528 shares of common stock at a price of $0.72 per share. The exchanges will occur on or before March 15, 1999, the date on which the remainder of the notes will mature.

     - Should we choose to make an acquisition of producing oil and gas properties, it is likely that such an acquisition would require that some portion of the purchase price be paid in cash and thus would create the need for additional capital.

     Our future capital needs might be especially urgent in connection with the Louisiana Exploration Agreement. Under the terms of the Exploration Agreement, we have made seismic fund payments totaling $16.4 million and have earned a 50% interest in the seismic data. Zydeco is obligated under the terms of the Exploration Agreement to develop prospects from its analysis of the seismic data and to present those prospects to us for our election as to participation. Should we elect to participate in a prospect proposed by Zydeco, we must make payment to Zydeco as a reimbursement of prospect expenses within 45 days of the date such expenses are billed by Zydeco. We currently do not have sufficient capital to meet our future payment obligations under the Exploration Agreement were we to elect to participate in prospects proposed under the Exploration Agreement. Further, there can be no assurance that we will successfully secure the necessary funds to do so.

     Additional capital may be secured from a combination of funding sources. These funding sources may include:

     -  borrowings from financial institutions,

     - debt offerings (which would increase our leverage and add to our need for cash to service such debt),

     - additional offerings of our equity securities (which could cause substantial dilution of our common stock), or

     - sales of portions of our working interest in the prospects within the Louisiana joint exploration program (which would reduce any future revenues from the Louisiana joint exploration program).

     Our ability to raise additional capital will depend on the results of our operations and the status of various capital and industry markets at the time such additional capital is sought. Accordingly, there can be no assurances that capital will be available to us from any source or that, if available, it will be on terms acceptable to us.


Because of Our Lack of Diversification, We Are Especially Subject to Oil and Gas Industry Conditions, Including Volatility of Prices for Oil and Gas

     As an independent energy company, our revenues and profits will be substantially dependent on the oil and gas industry in general and the prevailing prices for oil and gas in particular. Oil and gas prices have been and are likely to continue to be volatile and subject to wide fluctuations in response to any of the following factors:

     -  relatively minor changes in the supply of and demand for oil and gas;

     -  political conditions in international oil producing regions;

     - the extent of domestic production and importation of oil in certain relevant markets;

     -  the level of consumer demand;

     -  weather conditions;

     - the competitive position of oil or gas as a source of energy as compared with other energy sources;

     -  the refining capacity of oil purchasers; and

     - the effect of federal and state regulation on the production, transportation and sale of oil.

It is likely that adverse changes in the oil market or the regulatory environment would have an adverse effect on our ability to obtain capital from lending institutions, industry participants, private or public investors or other sources.


There is Intense Competition in the Oil and Gas Industry

     The oil and gas industry is highly competitive. Most of our current and potential competitors have significantly greater financial resources and a significantly greater number of experienced and trained managerial and technical personnel than we do. There can be no assurance that we or the Louisiana joint exploration program will be able to compete effectively with such firms.


We Are Subject to Significant Operating Hazards and Uninsured Risks

     Our oil and gas operations are subject to all of the risks and hazards typically associated with the exploration for, and the development and production of, oil and gas. Risks in drilling operations include cratering, explosions, uncontrollable flows of oil, gas or well fluids, fires, pollution and other environmental risks. Our activities are also subject to perils specific to marine operations, such as capsizing, collision and damage or loss from severe weather. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage and suspension of operations. In accordance with customary industry practices, we intend to maintain insurance against some, but not all, of these risks and losses. The occurrence of a significant event not fully insured or indemnified against could seriously harm us. Moreover, no assurance can be given that we will be able to maintain adequate insurance in the future at rates we consider reasonable.

We Are Subject to Significant Exploration Risks

     Our exploration activities involve significant risks. There can be no assurance that the use of technical expertise as applied to geophysical or geological data will ensure that any well we drill will discover oil or gas. Further, there is no way to know in advance of drilling and testing whether any prospect under the Louisiana joint exploration program will yield oil or gas in sufficient quantities to make money for us. In addition, we are highly dependent on seismic activity and the related application of new technology as a primary exploration methodology. There can be no assurance that our efforts under the Louisiana joint exploration program will be successful.


We Have a High Dependence on Lease Acquisition Activities

     Both the United States Department of the Interior and the State of Louisiana award oil and gas leases on a competitive bidding basis. Further, non-governmental owners of the onshore mineral interests within the area covered by the Louisiana joint exploration program are not obligated to lease their mineral rights to the Louisiana joint exploration program except to the extent they have granted lease options to the Louisiana joint exploration program. Other major and independent oil and gas companies with financial resources significantly greater than those of the Louisiana joint exploration program may bid against us for the purchase of oil and gas leases. Accordingly, there can be no assurance that the Louisiana joint exploration program or any other oil and gas venture we are involved with will be successful in acquiring farmouts, seismic permits, lease options, leases or other rights to explore or recover oil and gas. Consequently, the proportion of the area covered by the Louisiana joint exploration program that could be subsequently explored through drilling would be reduced to the extent that the Louisiana joint exploration program is not successful at such acquisitions.


There are Risks of Not Having Turnkey Contracts

     We anticipate that any wells to be drilled in which we will have an interest will be drilled by established industry contractors under turnkey contracts that limit our financial and legal exposure. Under a turnkey drilling contract, a negotiated price is agreed upon and the money placed in escrow. The contractor then assumes all of the risk and expense, including any cost overruns, of drilling a well to contract depth and completing any agreed upon evaluation of the wellbore. Upon performance of all these items, the escrowed money is released to the contractor.

     On a non-turnkey basis, all risk and expense, including cost overruns, of drilling a well to total depths lies with the operator. Circumstances may arise where a turnkey contract is not economically beneficial to us or is otherwise unobtainable from proven industry contractors. In such instances, we may decide to drill wells subject to the usual drilling hazards such as cratering, explosions, uncontrollable flows of oil, gas or well fluids, fires, pollution and other environmental risks. We would also be liable for any cost overruns attributable to drilling problems that otherwise would have been covered by a turnkey contract had one been negotiated.

Existing and Future United States Governmental Regulation, Taxation and Price Control Could Seriously Harm Us

     Oil and gas production and exploration are subject to comprehensive federal, state and local laws and regulations controlling the exploration for and production and sale of oil and gas and the possible effects of such activities on the environment. Failure to comply with such rules and regulations can result in substantial penalties and may harm us. Present, as well as future, legislation and regulations could cause additional expenditures, restrictions and delays in our business, the extent of which cannot be predicted and which may require us to limit substantially, delay or cease operations in some circumstances. In most, if not all, areas where we may conduct activities, there may be statutory provisions regulating the production of oil and natural gas which may restrict the rate of production and adversely affect revenues. We plan to acquire oil and gas leases in the Gulf of Mexico, which will be granted by the federal government and administered by the U.S. Department of Interior Minerals Management Service. The Department strictly regulates the exploration, development and production of oil and gas reserves in the Gulf of Mexico. Such regulations could seriously harm our operations in the Gulf of Mexico. The federal government regulates the interstate transportation of oil and natural gas, through the Federal Energy and Regulatory Commission. The FERC has in the past regulated the prices at which oil and gas could be sold. Federal reenactment of price controls or increased regulation of the transport of oil and natural gas could seriously harm us. In addition, our operations are subject to numerous laws and regulations governing the discharge of oil and hazardous materials into the environment or otherwise relating to environmental protection, including the Oil Pollution Act of 1990. These laws and regulations have continually imposed increasingly strict requirements for water and air pollution control, solid waste management, and strict financial responsibility and remedial response obligations relating to oil spill protection. The cost of complying with such environmental legislation could have a general harmful effect on our operations.


We May Experience Year 2000 Problems

          The Year 2000 presents significant issues for many computer systems. Much of the software in use today may not be able to accurately process data beyond the year 1999. Most computer systems process transactions using two digits for the year of the transaction, rather than the full four digits, making such systems unable to distinguish January 1, 2000 from January 1, 1900. Such systems may encounter significant processing inaccuracies or become inoperable when Year 2000 transactions are processed. Such matters could impact not only our day-to-day operations but also our financial institutions, customers and vendors as well as state, provincial and federal governments with jurisdictions where we maintains operations.

          We are currently addressing Year 2000 issues and are focussing on our internal business systems and processes. To the extent necessary, we will assess the readiness of any key business partners (financial institutions, customers, vendors, oil and gas operators, etc.).

     It has been our strategy to use, wherever possible, industry-prevalent products and processes with minimal customization. As a result, we do not expect any extensive in-house hardware, software or process conversions in an effort to be Year 2000 compliant nor do we expect our Year 2000 compliance related costs to be material to our operations. Our goal is to be Year 2000 compliant by June 30, 1999 wherever possible and to have contingency plans in place where compliance is not possible in a timely manner. While it is our goal to be Year 2000 compliant, there can be no assurance that we will not be seriously harmed as a result of a Year 2000 related issue. Additionally, there are many variables and uncertainties associated with judgments regarding any contingency plans developed by us.

     Our business partners may present the area of greatest risk to us, in part because of our limited ability to influence actions of third parties, and in part because of our inability to estimate the level and impact of noncompliance of third parties.



There is Only Limited Trading in Our Common Stock

     During 1998, the average daily trading volume of our common stock on The Nasdaq SmallCap Market was approximately 36,000 shares. The completion of this offering of the common stock provides no assurance that the trading market for the common stock will become more active.


We Have Not Paid Dividends

     We have not paid any dividends since our inception and presently anticipate that all earnings, if any, will be retained for development of our business and that no dividends on our common stock will be declared in the foreseeable future. Any future dividends will be subject to the discretion of our Board of Directors and will depend on, among other things, future earnings, our operating and financial condition, our capital requirements and general business conditions.


Our Stockholders Could Experience Dilution Because of Additional Issuances of Shares

     We have 45,000,000 authorized shares of stock, consisting of (a) 40,000,000 shares of the common stock, and (b) 5,000,000 shares of preferred stock. As of February 9, 1999, approximately 45.5% of the shares of the common stock remained unissued. The Board of Directors has the power to issue any and all of such shares without shareholder approval. It is likely that we will issue shares of the common stock, among other reasons, in order to raise capital to sustain operations, to exchange for or to repay our $4.0 million in senior short-term notes payable and/or to finance future oil and gas exploration projects. In addition, we have reserved 4,703,334 and 2/3 shares of the common stock for issuance upon the exercise of outstanding warrants and 950,000 shares of the common stock for issuance upon the exercise of stock options. As of February 9, 1999, there are 686,444 and 2/3 issued and outstanding options to purchase common stock. Any issuance of common stock by us may result in a reduction in the book value per share or market price per share of the outstanding shares of common stock and will reduce the proportionate ownership and voting power of such shares.


We Depend on Key Personnel

     We depend on our executive officers for our various activities. We do not maintain "key person" life insurance policies on any of our personnel nor do we have employment agreements with any of our personnel. The loss of the services of any of these individuals could seriously harm us. In addition, our future success will depend in part upon our ability to attract and retain additional qualified personnel. We currently have eight full-time employees.


We Depend on Industry Partners

     Because we have few employees and limited operating revenues, we will be largely dependent upon industry partners for the success of our oil and gas exploration projects for the foreseeable future.


We are Controlled by a Small Number of Principal Stockholders

     William D. Forster and Charif Souki are the Co-Chairmen of the Board of Directors. BSR Investments, Ltd. ("BSR") is an entity under the control of a member of the immediate family of Charif Souki. Together, Mr. Forster and BSR own approximately 29.8% of the outstanding common stock. Accordingly, it is likely that Mr. Forster and BSR will effectively be able to elect all of our directors and to control our management, operations and affairs, including the ability to prevent or cause a change in control of the company.


Anti-Takeover Provisions of the Certificate of Incorporation, Bylaws and Delaware Law Could Adversely Impact a Potential Acquisition by Third Parties

          Our Certificate of Incorporation and Bylaws and the Delaware General Corporation Law contain provisions that may discourage unsolicited takeover proposals. These provisions, among other things, authorize the Board of Directors to designate the terms of and issue new series of preferred stock, limit the personal liability of directors, require us to indemnify directors and officers to the fullest extent permitted by applicable law and impose restrictions on business combinations with certain interested parties.

                                USE OF PROCEEDS

          We will not receive any proceeds from the sale of the shares offered by this Prospectus. Based on the current exercise price of the warrants that can be exercised for some of the shares offered by this Prospectus, we will not receive any proceeds from the exercise of the warrants unless and until the market value of our common stock increases beyond $1.50 per share. We expect to use any such proceeds for ongoing activities related to the Louisiana joint exploration project, working capital and/or general corporate purposes.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information known to us with respect to beneficial ownership of our common stock as of February 9, 1999 by each Selling Stockholder.

                                                                    Amount of Shares Offered
                                                                           Hereby(2)
                                                              ----------------------------------
                                               Shares           Number        Shares of Common
               Name of                      Beneficially       of Shares      Stock Underlying      Shares Beneficially
               Selling                       Owned Prior       of Common    Warrants to Purchase        Owned After
             Stockholder                   To Offering(1)        Stock        Common Stock(3)         the Offering(2)
             -----------              ----------------------  ------------   --------------------  ----------------------
                                          Number     Percent                                         Number     Percent
                                        ----------   -------                                       ----------   -------
Alana Group The, Ltd.                      562,500     2.6      375,000            187,500                  0        *
Alba Limited                                45,000       *                          20,000             25,000        *
Arabella S.A.                              855,000     3.9                         380,000            475,000      2.1
Borenstein, Richard N.                      75,833       *                          40,000             35,833        *
BSR Investments, Ltd.                    3,946,445    17.8                         400,000          3,546,445     16.2
Cullman, Joseph F. III                     237,917     1.1                          20,000            217,917        *
Dulverton Holdings Limited                 450,000     2.1      300,000            150,000                  0        *
Forster, Gail Daly                         132,917       *                          20,000            112,917        *
Hellmold, Ralph O.                         256,583     1.2                          60,000            196,583        *
Israel, Robert I.                           37,917       *                          20,000             17,917        *
Kessler, Douglas W., P.C.                   72,667       *       34,750             20,000             17,917        *
Lessman, Andrew                            666,667     3.1      666,667                                     0        *
MM&B Holdings, L.L.C.                    1,195,500     5.3       50,000            787,500            358,000      1.6
Moore, James E.                            450,000     2.1      300,000            150,000                  0        *
Revocable Trust u/d/t dtd. 7/8/94
Neel, John S. Jr.                           98,015       *                          40,000             58,015        *
Nomina Finance Limited BVI                 450,000     2.1      300,000            150,000                  0        *
Oakwood Holdings Limited                   450,000     2.1      300,000            150,000                  0        *
Olofson, Erik L. II                        112,500       *       75,000             37,500                  0        *
Robinson, Joe Sam Jr., M.D.                332,390     1.5                          70,000            262,390      1.2
Rover Enterprises.                         650,000     3.0      300,000            150,000            200,000        *
Salton, Albin                               75,833       *                          40,000             35,833        *
Smisson, Hugh F. III, M.D.                 234,039     1.1                          50,000            184,039        *
Wagstaff, Michael J.                        36,667       *                          20,000             16,667        *

*  Less than 1%.
(1) Beneficial ownership is determined in accordance with the rules and regulations of the Securities Exchange Commission and generally includes voting or investment power with respect to securities. Information with respect to beneficial ownership is based on information as of February 9, 1999 and assumes that there is outstanding an aggregate of 21,786,277 shares of common stock. Warrants to purchase shares of common stock which are currently exercisable or will become exercisable within 60 days of February 9, 1999 are deemed to be outstanding for purposes of the individuals named in this chart. Except as indicated otherwise in the footnotes below, and subject to community property laws where applicable, Cheniere believes based on information furnished by the Selling Stockholders that the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
(2) Assumes the sale of all Shares offered hereby and no other purchases or sales of Cheniere's common stock. See "Plan of Distribution."
(3) All Warrants are immediately exercisable.

                 ISSUANCE OF SECURITIES TO SELLING STOCKHOLDERS

   The shares of common stock being registered pursuant to the registration statement of which this Prospectus is a part include

     - 2,616,667 shares issued in private placements during the period from August 1998 to December 1998

     - 50,000 shares issued in connection with the extension of the maturity date of a short-term senior note

     - 2,962,500 shares issuable upon the exercise of warrants issued in private placements or in connection with the extension of the maturity date of the note

     - 34,750 shares issued in exchange for cancellation of a short-term senior note

     In the period from August 31, 1998 through December 15, 1998, we sold 1,950,000 units (each unit being comprised of one share of common stock and one half warrant to purchase one share of common stock; adding up to 1,950,000 shares of common stock and warrants to purchase 975,000 shares of common stock) to seven investors at a price of $0.67 per share pursuant to Regulation D adopted by the Securities and Exchange Commission. Warrants issued in connection with these sales of units are exercisable on or before the second anniversary date of the date the units were sold at an exercise price of $2.00 per share.

     In December 1998, we sold 666,667 shares of common stock to one investor at a price of $0.75 per share pursuant to Regulation D.

     In connection with extensions of the maturity date of short-term senior term notes, we issued 50,000 shares of common stock and warrants to purchase 1,987,500 shares of common stock as follows:

     - In September 1998 we issued 50,000 shares of common stock and warrants to purchase 1,675,000 shares of common stock (of which warrants to purchase 1,200,000 shares are exercisable on or before September 15, 2002 at an exercise price of $1.50 per share and warrants to purchase 475,000 shares are exercisable on or before September 15, 2003 at an exercise price of $2.00 per share).

     - In October 1998 we issued warrants to purchase 87,500 shares of its common stock exercisable on or before October 15, 2003 at an exercise price of $1.50 per share.

     - In November 1998 we issued warrants to purchase 100,000 shares of its common stock exercisable on or before November 15, 2003 at an exercise price of $1.50 per share.

     - In December 1998 we issued warrants to purchase 125,000 shares of its common stock exercisable on or before December 15, 2003 at an exercise price of $1.50 per share.

  In January 1999 we issued 34,750 shares in exchange for cancellation of a $25,020 short term senior note (an effective exchange rate of $0.72 per share).

                           DESCRIPTION OF SECURITIES

  We have 45,000,000 authorized shares of stock, consisting of 40,000,000 shares of the common stock, having a par value of $.003 per share, and 5,000,000 shares of preferred stock, having a par value of $.0001 per share.


COMMON STOCK

     As of February 9, 1999, there were 21,786,277 shares of the common stock outstanding. All of such outstanding shares of common stock are fully paid and nonassessable. Each share of the common stock has an equal and ratable right to receive dividends when, as and if declared by the Board of Directors of Cheniere out of assets legally available therefor and subject to the dividend obligations of Cheniere to the holders of any Preferred Stock then outstanding.

     As of February 9, 1999, Cheniere has received commitments from the holders of $2,134,750 of its $4,000,000 short-term senior term notes payable to exchange such notes payable for 2,826,042 shares of common stock at a price of $0.72 per share, such exchange to occur on or before March 15, 1999.

     In the event of a liquidation, dissolution or winding up of Cheniere, the holders of common stock are entitled to share equally and ratably in the assets available for distribution after payment of all liabilities, and subject to any prior rights of any holders of Preferred Stock that at the time may be outstanding.

     The holders of common stock have no preemptive, subscription, conversion or redemption rights, and are not subject to further calls or assessments of Cheniere. There are no sinking fund provisions applicable to the common stock. Each share of common stock is entitled to one vote in the election of directors and on all other matters, submitted to a vote of stockholders. Holders of common stock have no right to cumulate their votes in the election of directors. See "Possible Anti-Takeover Provisions."

PREFERRED STOCK

     As of the date of this Prospectus, there were no shares of Preferred Stock outstanding. Preferred Stock may be issued from time to time in one or more series, and the Board of Directors, without further approval of the stockholders, is authorized to fix the dividend rates and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to each series of Preferred Stock. The purpose of authorizing the Board of Directors to determine such rights, preferences, privileges and restrictions is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and, under certain circumstances, make it more difficult for a third party to gain control of Cheniere.

WARRANTS

     Cheniere has issued and outstanding certain warrants described herein (collectively, the "Warrants"). Cheniere is registering the common stock issuable upon the exercise of certain of such Warrants pursuant to the Registration Statement of which this Prospectus is a part.

     Cheniere has issued and outstanding 141,666 and 2/3 warrants (collectively, the "June Warrants"), each of which entitles the registered holder thereof to purchase one share of common stock. The June Warrants are exercisable at any time on or before June 14, 1999, at an exercise price of $3.00 per share (subject to customary anti-dilution adjustments). The June Warrants were originally issued by Cheniere Operating and were converted to warrants of Cheniere following the Reorganization. The June Warrants were issued to a group of 11 investors in connection with a private placement of unsecured promissory notes of Cheniere Operating in the aggregate principal amount of $425,000. In connection with the payment of an additional promissory note to one such investor, Cheniere has issued to such investor an additional warrant to purchase 64,500 shares of the common stock (on the same terms as the June Warrants), in accordance with the terms of the original Note Agreement, which expires on June 14, 1999.

     In consideration of certain investment advisory and other services to Cheniere, pursuant to warrant agreements each dated as of August 21, 1996, Cheniere issued to C.M. Blair, W.M. Foster & Co., Inc. and Redliw Corp. warrants to purchase 13,600 and 54,400 shares of common stock, respectively (collectively, the "Adviser Warrants"). The Adviser Warrants are exercisable at any time on or before May 15, 1999 at an exercise price of $3.00 per share (subject to customary anti-dilution adjustments).


     In connection with the December 1997 Bridge Financing, Cheniere issued 100,000 shares of common stock and four-year warrants to purchase 1,333,334 shares of common stock at $2-3/8 per share. Additional warrants to purchase 1,600,000 shares of Cheniere common stock were issued on September 15, 1998 in consideration for the extension to that date. The notes were extended again in September 1998 to a maturity date of December 15, 1998, which date was further extended to January 15, 1999 at the option of Cheniere. In connection with the extension to December 15, 1998, Cheniere offered two alternatives of consideration. Holders of $3,000,000 of the notes elected to reduce the exercise price of their warrants to $1.50. The holder of $1,000,000 of the notes elected to reduce the exercise price of its warrants to $2.00 per share, to extend the term of such warrants to five years from the latter of September 15, 1998 or the date of issue, to receive additional warrants to purchase as many as 387,500 shares of common stock and to receive 50,000 shares of common stock.

     In conjunction with a private placement of common stock in March 1997 Cheniere issued 50,000 warrants to a financial advisor. The warrants were issued in March 1998 at an exercise price of $3.125 per share and are exercisable on or before March 31, 2000.

     In conjunction with the issuance of $180,000 senior term notes payable in June 1998, Cheniere issued warrants to purchase 83,334 shares of common stock at an exercise price of $2.00 per share. Such warrants are exercisable on or before June 4, 2002 at an exercise price of $2.00 per share (subject to customary anti-dilution adjustments).

     In the period from August 31, 1998 through December 15, 1998, Cheniere sold 1,950,000 units, each unit consisting of one share of common stock and one half warrant to purchase one share of common stock, in the aggregate, 1,950,000 shares of common stock and warrants to purchase 975,000 shares of common stock. Each warrant is exercisable on or before the second anniversary of the date the units were sold at an exercise price of $2.00 per share (subject to customary anti-dilution adjustments).

     The Warrants do not confer upon the holders thereof any voting or other rights of a stockholder of Cheniere.

POSSIBLE ANTI-TAKEOVER PROVISIONS

     The Amended and Restated Certificate of Incorporation of Cheniere (the "Charter") contains certain provisions that might be characterized as anti-takeover provisions. Such provisions may render more difficult certain possible takeover proposals to acquire control of Cheniere and make removal of management of Cheniere more difficult.

     As described above, the Charter authorizes a class of undesignated Preferred Stock consisting of 5,000,000 shares. Preferred Stock may be issued from time to time in one or more series, and the Board of Directors, without further approval of the stockholders, is authorized to fix the rights, preferences, privileges and restrictions applicable to each series of Preferred Stock. The purpose of authorizing the Board of Directors to determine such rights, preferences, privileges and restrictions is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and, under certain circumstances, make it more difficult for a third party to gain control of Cheniere.

     Cheniere is incorporated under the laws of the State of Delaware. Section 203 of the Delaware General Corporation Law prevents an "interested stockholder" (defined as a stockholder owning 15 percent or more of a corporation's voting stock) from engaging in a business combination with such corporation for a period of three years from the time such stockholder became an interested stockholder unless (a) the corporation's board of directors had earlier approved either the business combination or the transaction by which the stockholder became an interested stockholder, or (b) upon attaining that status, the interested stockholder had acquired at least 85 percent of the corporation's voting stock (not counting shares owned by persons who are directors and also officers), or (c) the business combination is later approved by the board of directors and authorized by a vote of two-thirds of the stockholders (not including the shares held by the interested stockholder). Cheniere is currently subject to Section 203.

     In addition, William D. Forster, Co-Chairman of the Board of Directors of Cheniere, and BSR Investments, Ltd. ("BSR"), an entity under the control of a member of the immediate family of Charif Souki, Co-Chairman of the Board of

Directors of Cheniere, own in the aggregate approximately 30.8% of the outstanding shares of the common stock. Accordingly, it is likely that Mr. Forster and BSR will have the ability to effectively prevent or cause a change in control of Cheniere.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the common stock is U.S. Stock Transfer Corporation.


                              PLAN OF DISTRIBUTION

     We have agreed to bear certain expenses of registration of the shares offered by this Prospectus under federal and state securities laws.

     Shares of common stock covered hereby may be offered and sold from time to time by the Selling Stockholders. The Selling Stockholders will act independently of Cheniere in making decisions with respect to the timing, manner and size of each sale. The Selling Stockholders may sell the shares being offered hereby: (i) on the Nasdaq SmallCap Market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price; or (ii) in private sales at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The Selling Stockholders and any underwriter, dealer or agent who participate in the distribution of such shares may be deemed to be "underwriters" under the federal securities act, and any discount, commission or concession received by such persons might be deemed to be an underwriting discount or commission under the Securities Act. Cheniere has agreed to indemnify the Selling Stockholders against certain liabilities arising under the federal securities act.

     Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Stockholders (and, if acting as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the Selling Stockholders. Broker-dealers may agree with the Selling Stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or by a combination of such methods of sale or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

     Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any person engaged in the distribution of the common stock may not simultaneously engage in market making activities with respect to Cheniere for a period of five business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may limit the timing of purchases and sales of shares of common stock by the Selling Stockholders.

     The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any such broker-dealers purchase shares as principal.

     In order to comply with the securities laws of certain states, if applicable, the common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the common stock may not be sold unless such shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Cheniere will keep this Registration Statement or a similar registration statement effective until the earliest to occur of (i) the date that all securities registered pursuant to the Registration Statement of which this Prospectus is a part have been disposed of in accordance with the plan of disposition indicated herein or (ii) the date that all securities registered pursuant to the Registration Statement of which this Prospectus is a part have become eligible for sale pursuant to Rule 144(k) under the Securities Act. No sales may be made pursuant to this Prospectus after such date unless Cheniere amends or supplements this Prospectus to indicate that it has agreed to extend such period of effectiveness. There can be no assurance that the Selling Stockholders will sell all or any of the shares of common stock offered hereunder.


                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon by Mayor, Day, Caldwell & Keeton, L.L.P., Houston, Texas, counsel to Cheniere.


                                    EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference to Cheniere's Transition Report on Form 10-K for the transition period from September 1, 1997 to December 31, 1997 have been so included in reliance on the report (which contains an explanatory paragraph relating to Cheniere's ability to continue as a going concern as described in Note 13 to the consolidated financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The Registrant will bear no expenses in connection with any sale or other distribution by the Selling Stockholders of the shares being registered other than the expenses of preparation and distribution of this Registration Statement and the Prospectus included in this Registration Statement. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission ("SEC") registration fee.


               SEC registration fee              $ 2,308
               Legal fees and expenses            10,000
               Accounting fees and expenses        2,000
               Miscellaneous expenses              1,000
                                                 -------
               Total                             $15,308
                                                 =======

Item 15.  Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Certificate of Incorporation and By-laws provide for indemnification of the Registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The Registrant has also entered into agreements with its directors and officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors to the fullest extent not prohibited by law. In addition, the Registrant carries director and officer liability insurance.

     In connection with this offering, the Selling Stockholders have agreed to indemnify the Registrant, its directors and officers and each such person who controls the Registrant, against any and all liability arising from inaccurate information provided to the Registrant by the Selling Stockholders and contained herein.

Item 16.  Exhibits.

     Exhibits.

        4.1 Specimen Common Stock Certificate of Cheniere (Incorporated by reference to Exhibit 4.1 of Cheniere's Registration Statement under the Securities Act of 1933 on Form S-1 filed on August 27, 1996 (File No. 333-10905))
        5.1  Opinion of Mayor, Day, Caldwell & Keeton, L.L.P.
       23.1  Consent of Mayor, Day, Caldwell & Keeton, L.L.P. (included in
             Exhibit 5.1)

        23.2  Consent of PricewaterhouseCoopers LLP (to be filed by amendment)
        24.1 Powers of Attorney (included on signature page to original registration statement filing)

Item 17.  Undertakings.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, Cheniere Energy, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, State of Texas, on February 10, 1999.

                              CHENIERE ENERGY, INC.

                              By: /s/ WALTER L. WILLIAMS
                                  ----------------------
                                  Walter L. Williams
                                  President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                                      Title                                     Date
             ----------                                     ------                                    ------
/s/ WALTER L. WILLIAMS                            President, Chief Executive               February 10, 1999
-------------------------------------                Officer and Director
Walter L. Williams                               (Principal Executive Officer)


/s/ DON A. TURKLESON                                Chief Financial Officer                February 10, 1999
-------------------------------------              (Principal Financial and
Don A. Turkleson                                      Accounting Officer)


*___________________                                                                       February 10, 1999
William D. Forster

*___________________                               Co-Chairman of the Board                February 10, 1999
Charif Souki

*___________________                                       Director                        February 10, 1999
Kenneth R. Peak

*___________________                                       Director                        February 10, 1999
Charles M. Reimer

*___________________                                       Director                        February 10, 1999
Efrem Zimbalist, III

*/s/ DON A. TURKLESON                                                                      February 10, 1999
-------------------------------------
Don A. Turkleson, attorney-in-fact